Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Douglas Gordon
President and CEO
414.459.4100
douglasgordon@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER ALLAN HOSACK

WAUWATOSA, WI (February 12, 2016) —Waterstone Financial, Inc. (NASDAQ: WSBF) ("Waterstone" or the "Company") today announced that Allan Hosack, its Chief Financial Officer, has given the Company notice of his intention to resign from the Company and its subsidiary WaterStone Bank SSB (the "Bank").  Mr. Hosack has agreed to continue in his role through February 29, 2016, to facilitate the completion of the Company's year-end financial audit.  The Company and the Bank have appointed Mark Gerke as interim Chief Financial Officer.  Mr. Gerke has served as Controller and Principal Accounting Officer of the Company since 2014 and as Controller of the Bank since 2005.

Douglas Gordon, President and Chief Executive Officer of the Company, commented, "We appreciate the contributions Allan has made in his two years with the Company as well as his commitment to a smooth transition of his responsibilities."

Mr. Hosack added, "I am truly grateful to the dedicated, hardworking and talented Waterstone team, and, as both a friend and stockholder, I look forward to the Company's continued success."

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 18 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.